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                                                                   Exhibit 23.03

VIA REGISTERED OR CERTIFIED MAIL
RETURN RECEIPT REQUESTED

March 20, 2002

The NPD Group
900 West Shore Road
Port Washington, NY 11050
(516) 625-0700

RE:  NPD SALES DATA

Dear Sir or Madam:

     We are working with LeapFrog Enterprises, Inc. in connection with a possible public offering of its securities. In connection with the possible public offering, it is necessary for us to describe the retail toy industry and LeapFrog's position in the industry in the registration statement to be filed with the Securities Exchange Commission (SEC). We would like to mention your name, "NPDFunworld(SM) a division of The NPD Group, Inc." and "NPD Worldwide." We would very much appreciate it if you would countersign this letter to indicate your consent to the use of your name and of the NPD Funworld data and fax a copy back to my attention at (212) 916-7917 as soon as possible.

     If you have any comments or questions, please contact LeapFrog's attorneys at Cooley Godward LLP BY FEBRUARY 28, 2002, and we will do our best to accommodate your concerns. Specifically, please call Julie Tuan at (415) 693-2125.

Thank you for your prompt attention,

Jim Dunbar


Accepted and Agreed:


NPD GROUP

By: /s/ Lanny Catz                 NPD Data may only be used for this purpose
    --------------                 and in the context approved and specified in
Name: Lanny Catz                   pages 1, 2, 3, 5, 42, 43, 44, 45, of the
      ----------                   attached document. All other usage for
Title: Sr. Vice President          publication is expressly prohibited.
       ------------------